News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports First Quarter Fiscal 2008 Results

Fort Collins, Colo., January 21, 2008—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its first quarter of fiscal 2008. (All per share amounts are diluted.)

Highlights

•	Sales for the quarter increased 20 percent over last year, with organic growth of 16 percent over last year.

•	Earnings per share for the quarter were $0.72, an increase of 41 percent over last year with operating earnings for the quarter increasing 43 percent.

•	Cash generated from operations was $6.4 million.

Net sales for the quarter were $272.1 million, up 20 percent from $226.2 million for the first quarter of the prior year. Net earnings for the quarter were $25.3 million, or $0.72 per share, compared with $17.9 million, or $0.51 per share, in the previous year’s first quarter.

“Our investments in both successful aircraft platforms and inverter technology, currently focused on wind power applications, have contributed to a strong first quarter for Woodward. These represent two key components of our overall energy control strategy,” said President and Chief Executive Officer Thomas A. Gendron. “Given the pricing and availability issues surrounding energy, our strategy of addressing a broad range of niche markets is serving us well. Concern over energy efficiency and environmental impacts drives increased demand for our control systems and we expect this to continue.”

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Segment Results

Turbine Systems’ net sales for the first quarter were $130.8 million, an increase of 12 percent from $117.0 million for the first quarter a year ago. Segment earnings for the quarter increased 41 percent to $27.2 million from $19.3 million for the same quarter a year ago. Our favorable sales performance reflects sustained strength in both commercial OEM and military and commercial aftermarket portions of our business as well as steady growth in the industrial turbine product lines. Earnings increased in the quarter primarily due to the higher sales on a consistent fixed cost base, a favorable product mix, and cost-control activities.

Engine Systems’ net sales for the first quarter were $114.0 million, an increase of 11 percent from $102.9 million for last year’s first quarter. Segment earnings for the quarter were down slightly at $12.1 million from $12.6 million for the same period a year ago. Sales were strong in both power generation and marine markets. Earnings were impacted by unfavorable product mix, expediting costs associated with supply chain constraints, and growth related investments.

Electrical Power Systems’ net sales for the first quarter were $57.5 million, an increase of 78 percent from $32.3 million for the first quarter a year ago. Organic growth was 50 percent. Segment earnings for the quarter increased to $7.2 million from $3.6 million for the same quarter a year ago. Inverter products sold into wind power applications are experiencing exceptional growth, and the business as a whole continues to show strength. Earnings increased period to period on the increased volume, favorable foreign currency impacts, and the effects of the SEG acquisition that occurred during the first quarter of last year.

Nonsegment expenses (including intersegment eliminations) declined to $7.6 million from $8.2 million last year, primarily as a result of reduced professional fees and costs associated with business development activities.

Cash Flow and Financial Position

Net cash provided by operating activities was $6.4 million for the quarter compared with $13.8 million for the same quarter last year reflecting increased variable compensation paid in the current year associated with the prior year’s financial performance. Capital expenditures were $6.6 million compared with $5.4 million last

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year. The debt to total capitalization ratio was 8.8 percent at the end of the first quarter, compared to 10.9 percent at the end of the prior fiscal year.

An amended credit facility expanding and extending the existing facility was announced in October. Also during the quarter, an accelerated stock repurchase program was completed. A total of 494,257 shares were repurchased under the program.

Mr. Gendron concluded, “Our order outlook in our core markets remains positive and we continue to anticipate company-wide sales growth of 8 to 10 percent for 2008, and earnings of $3.05 to $3.15 per share.”

Conference Call

Woodward will hold an investor conference call at 8:30 a.m. EST on Tuesday, January 22, 2008, to provide an overview of the financial performance for the first quarter of fiscal 2008, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-804-3545 (domestic) or 1-703-639-1326 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1184947. An audio replay will be available by telephone from 12:30 p.m. EST on January 22 until 1:59 a.m. EST on January 25, 2008. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1184947.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engine, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

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The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007 and Quarterly Report Form 10-Q for the quarter ended December 31, 2007, to be filed shortly.

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Woodward Governor Company and Subsidiaries
CONDENSED C O N S O L I D A T E D S T A T E M E N T S O F	E A R N I N G S
	Three months ended
	December 31,
(Unaudited - in thousands except per share amounts)	2007	2006
Net sales	$272,063	$226,248

Costs and expenses:
Cost of goods sold	190,830	157,744
Sales, general, and administrative expenses	25,980	26,380
Research and development costs	15,626	13,954
Amortization of intangible assets	1,895	1,726
Interest expense	956	1,192
Interest income	(580)	(623)
Other income, net	(1,132)	(777)
To Total costs and expenses	233,575	199,596

Earnings before income taxes	38,488	26,652
Income taxes	13,163	8,765

Net earnings	$25,325	$17,887

Per share amounts:
Basic	$0.75	$0.52
Diluted	0.72	0.51
Weighted-average number of shares outstanding:
Basic	33,942	34,112
Diluted	35,019	35,039

Cash dividends per share	$0.11	$0.10

Note: Income taxes for the first quarter of fiscal 2007 includes a $1.2 million (or $0.03 per diluted share) benefit from the extension of the Research and Experimentation tax credit.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		December 31,	September 30,
(Unaudited - in thousands)		2007	2007
Assets
Current assets:
Cash and cash equivalents		$61,142	$71,635
Accounts receivable		140,669	152,826
Inventories		191,638	172,500
Income taxes receivable		6,954	9,461
Deferred income taxes		23,718	23,754
Other current assets		8,601	8,429

Total current assets		432,722	438,605
Property, plant, and equipment-net		159,037	158,998
Goodwill		141,391	141,215
Other intangibles-net		71,331	73,018
Deferred income taxes		10,194	11,250
Other assets		7,148	6,681

Total assets		$821,823	$829,767

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings		$5,499	$5,496
Current portion of long-term debt		14,957	15,940
Accounts payable		53,601	57,668
Accrued liabilities		61,200	83,890
Total current liabilities		135,257	162,994
Long-term debt, less current portion		34,364	45,150
Deferred income taxes		20,696	19,788
Other liabilities		63,992	57,404

Total liabilities		254,309	285,336
Shareholders’ equity		567,514	544,431

Total liabilities and shareholders’ equity		$821,823	$829,767

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D STATEMENTS OF CASH		FLOWS
	Three months ended
	December 31,
(Unaudited-in thousands)	2007	2006
Net cash provided by operating activities	$6,373	$13,754

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(34,564)
Payments for purchase of property, plant, and equipment	(6,572)	(5,423)
Proceeds from sale of property, plant, and equipment	267	105

Net cash used in investing activities	(6,305)	(39,882)

Cash flows from financing activities:
Cash dividends paid	(3,726)	(3,415)
Proceeds from sales of treasury stock	4,160	559
Purchases of treasury stock	(4,777)	(1,859)
Excess tax benefits from stock compensation	5,258	1,926
Net payments from borrowings under revolving lines	(31)	(614)
Payments of long-term debt	(11,884)	(11,693)
Net cash used in financing activities	(11,000)	(15,096)

Effect of exchange rate changes on cash	439	889

Net change in cash and cash equivalents	(10,493)	(40,335)
Cash and cash equivalents, beginning of year	71,635	83,718

Cash and cash equivalents, end of period	$61,142	$43,383

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Woodward Governor Company and Subsidiaries
SELECTED FINANCIAL	INFORMATION
		Three months ended
		December 31,
(Unaudited - in thousands)		2007	2006
External net sales:
Turbine Systems		$126,782	$112,324
Engine Systems		103,751	93,812
Electrical Power Systems		41,530	20,112
Segment earnings:
Turbine Systems		27,228	19,294
Engine Systems		12,061	12,577
Electrical Power Systems		7,194	3,593
Earnings reconciliation:
Total segment earnings		46,483	35,464
Nonsegment expenses		(7,619)	(8,243)

Operating earnings		38,864	27,221
Interest expense and income, net		(376)	(569)

Consolidated earnings before income taxes		$38,488	$26,652

Capital expenditures		$6,572	$5,423
Depreciation expense		7,402	6,523

	Three months ended
	December 31,
(Unaudited - in thousands)	2007	2006
Sales Reconciliation*:
Turbine Systems	$130,793	$117,005
Engine Systems	114,034	102,921
Electrical Power Systems	57,474	32,302
Less intersegment sales	(30,238)	(25,980)

Total external sales	$272,063	$226,248

Earnings Reconciliation:
Turbine Systems	$27,228	$19,294
Engine Systems	12,061	12,577
Electrical Power Systems	7,194	3,593

Total segment earnings	46,483	35,464
Nonsegment expenses	(7,619)	(8,243)
Interest expense and income, net	(376)	(569)

Consolidated earnings before income taxes	$38,488	$26,652

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

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Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F NET E A R N I N G S		T O	E B I T D A
	Three months ended
	December 31,
(Unaudited - in thousands)	2007	2006
Net earnings	$25,325	$17,887
Income taxes	13,163	8,765
Interest expense	956	1,192
Interest income	(580)	(623)
Amortization of intangible assets	1,895	1,726
Depreciation expense	7,402	6,523
EBITDA	$48,161	$35,470

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. At December 31, 2007, property, plant, and equipment, and intangible assets subject to amortization represented 28 percent of our total assets.

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